Exhibit A

AGREEMENT

Each of the undersigned hereby consents and agrees to this joint filing to Schedule 13G for the Common Shares of Electra Battery Materials Corporation.

February 14, 2025
(Date)

WHITEBOX ADVISORS LLC

/s/ Gina Scianni
(Signature)
Gina Scianni Associate General Counsel & Deputy Chief Compliance Officer
(Name/Title)

February 14, 2025
(Date)

WHITEBOX GENERAL PARTNER LLC

/s/ Gina Scianni
(Signature)
Gina Scianni Authorized Signatory
(Name/Title)

February 14, 2025
(Date)